Exhibit 23.1

Consent of Independent Registered Public Accounting Firm.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hyperdynamics Corporation
Houston, Texas

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 12, 2006 (File No. 333-130976); the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 18, 2008 (File No. 333-149774); and the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on January 23, 2008 (File No. 333-148287), of our report dated September 30, 2008, relating to the consolidated financial statements as of June 30, 2008 and for the year ended June 30, 2008 appearing in this Annual Report on Form 10-K of Hyperdynamics Corporation.

/s/ Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com

September 30, 2008